FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER SALES

New York, New York, October 23, 2007: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the current third quarter rose to a record $102.3 million, up 14% from $89.7 million in the same period last year.  At comparable foreign currency exchange rates, third quarter net sales were 9% ahead of last year's third quarter.  Thus for the first nine months of 2007, net sales were $270.2 million, up 17% from $230.9 million; at comparable foreign currency exchange rates, net sales for the first nine months of 2007 were 12% ahead of last year.  Inter Parfums plans to issue financial results for the third quarter ended September 30, 2007 on Wednesday, November 7, 2007, after the close of the stock market.

Jean Madar, Chairman of the Board and Chief Executive Officer, noted, "Third quarter sales by our European based operations were $88.2 million, up nearly 16% from $76.1 million in last year's third quarter.  The top line growth was attributable to the launches of the Roxy and Paul Smith Rose fragrances and the increasing contribution of Van Cleef & Arpels fragrances.  Additionally, as previously reported, since mid-first quarter, we've begun distributing product through our four majority-owned European distribution subsidiaries."

Mr. Madar continued, "The 4% increase in U.S. sales to $14.2 million was achieved despite the high threshold set in the same period of 2006.  In last year's third quarter, U.S. sales were $13.6 million, or 64% ahead of the third quarter of 2005, primarily due to first time shipments of the Discover Collection of five fragrances and a full line of bath and body to all Banana Republic's North American stores.  The current third quarter sales increase reflects the staged rollout of new products to additional Gap stores which is still underway, as well as new product launches for both Banana Republic and Gap stores."

Management reaffirms its full year 2007 guidance projecting net sales, net income and diluted earnings per share of approximately $378 million, $21.5 million and $1.04, respectively.  This guidance assumes the dollar remains at current levels.

Separately, the Company reported that the license agreement concluded in March 2006 between Inter Parfums and Quiksilver has been extended to men's fragrances under the Quiksilver brand.  The launch of the first Quiksilver men's fragrance is scheduled for fall 2008.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy and Van Cleef & Arpels.  The Company also owns Lanvin Perfumes and Nickel S.A., a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc. and New York & Company.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2006, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com